SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported) November 22, 1996



                            CHAPARRAL RESOURCES, INC.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)




       Colorado                      0-7261                    84-0630863
 ---------------------------    -------------------          ---------------
(State or other jurisdiction   (Commission File No.)        (I.R.S. Employer
 of incorporation)                                           Identification No.)




621 Seventeenth Street, Suite 1301, Denver, Colorado                80293
----------------------------------------------------               --------
    (Address of principal executive offices)                      (Zip Code)


        Registrant's telephone number including area code: (303) 293-2340








                                                                  53 Total Pages


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Item 5.  Other Events

     The Company has borrowed $1,850,000 for interim financing pursuant to unsecured convertible promissory notes that bear interest at 8% per annum, which is payable monthly, and that are due and payable on or before May 31, 1998. The promissory notes are convertible into the Company's common stock at the lower of $0.75 per share or 75% of the market price of the common stock on the date of the conversion if the market price is less than $1.00 per share on such date. The proceeds from the first of such loans was received on November 22, 1996.

     In connection with such borrowings, the Company agreed to issue the lenders warrants that terminate on November 30, 1999, to purchase a total of 462,500 shares of the Company's common stock at $0.25 per share and agreed to add two directors selected by two of the lenders, Whittier Ventures LLC and Whittier Energy Company (collectively "Whittiers"), to the Company's Board of Directors. The Company further agreed that the Company would issue the lenders warrants to purchase an additional 185,000 shares of the Company's common stock if the promissory notes are not paid or converted by May 31, 1997, and warrants to purchase an additional 370,000 shares of the Company's common stock if the promissory notes are not paid or converted by November 30, 1997. Such warrants would be exercisable for a period of three years at $0.25 per share.

     In connection with the transactions, James A. Jeffs resigned from the Company's Board of Directors. At the request of the Whittiers, on December 2, 1996, Arlo G. Sorensen replaced Mr. Jeffs on the Company's Board of Directors. Arlo G. Sorensen, age 56, has been the president of M. H. Whittier Corporation, an oil and gas production company, since 1985. Mr. Sorensen also has served as Chairman of the Board and a Director of Whittier Trust Company, a trust company, since 1988. Mr. Sorensen is a member of the National Petroleum Council and a member and the Chief Financial Officer of Western States Petroleum Association.

     The Company has not been notified as to the name of the second director that the Whittiers have the right to select to serve on the Company's Board of Directors. The Whittiers will have the right to have their two representatives nominated for directors of the Company until their promissory notes are paid in full or until the time the Whittiers no longer have any investment in the Company.

     Prior to making a loan to the Company, Whittier Ventures LLC beneficially owned 2,000,000 shares or 5.3 percent of the Company's outstanding common stock. The $750,000 loan of Whittier Ventures LLC is convertible into 1,000,000 shares of the Company's common stock and the initial warrants to be received by Whittier Ventures LLC in connection with such loan are exercisable for 187,500 shares of the Company's common stock. As a result, Whittier Ventures LLC now beneficially owns 3,187,500 shares of the Company's common stock or approximately 8.2 percent of the Company's outstanding common stock, assuming the promissory note is converted and the warrants are exercised.

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



     The Company will use the funds from the loans primarily for the Company's obligation to provide financing for the Company's Karakuduk Project in Kazakstan and to make a payment of $200,000 due in connection with the Company's previous purchase of 15% of the outstanding shares of Central Asian Petroleum Guernsey Limited ("CAP-G") from one individual. CAP-G owns a 50% interest in the Karakuduk Project and the Company owns 90% of the outstanding CAP-G shares.

     The Company has established oil production from the first well to be re-entered in the Karakuduk Oil Field. The well is one of 22 wells drilled between 1972 and 1992 to delineate the Karakuduk Oil Field. None of such wells were then placed on production. Production now has been established from one of six zones in the first well to be reentered and the remaining five zones will be tested at a later date, when additional oil storage and upgraded workover equipment have been provided. The well is now shut in and operations have been suspended because of winter conditions and lack of ability to market the test oil. It is currently planned that recommencement of work-over operations and infrastructure construction will begin in April, 1997.

Item 7.  Financial Statements and Exhibits

     (a) Financial Statements of Businesses Acquired

         None

     (b) Pro Forma Financial Information

     (c) Exhibits

     (3) Promissory Notes and Modifications of Promissory Notes











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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    December 9, 1996

                                       CHAPARRAL RESOURCES, INC.



                                       By: /s/ Paul V. Hoovler
                                          ---------------------------------
                                          Paul V. Hoovler, President










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